Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

The following table sets forth, for each of the periods presented, our ratio of earnings to fixed charges and our coverage deficiency.  You should read this table in connection with the financial statements and notes incorporated by reference in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2014	2013	2012	2015
Net loss	$(31,390)	$(20,610)	$(14,455)	$(21,614)
Ratio of earnings to fixed charges (1)	N/A	N/A	N/A	N/A
Coverage deficiency	$(31,390)	$(20,610)	$(14,455)	$(21,614)

For purposes of calculating the ratios in the table above, earnings consist of net loss before income taxes. “Fixed charges” include interest expense related to notes payable and capital lease obligations.

(1)         We did not record earnings for six months ended June 30, 2015 and the years ended December 31, 2014, 2013 and 2012.  Accordingly, our earnings were insufficient to cover fixed charges for such periods and we are unable to disclose a ratio or earnings to fixed charges for such periods.